EXHIBIT 99.1 - September 9, 2008 Press Release

INTERNATIONAL POWER GROUP AND FOREVERGREEN ENTERPRISES SIGN JOINT VENTURE AGREEMENT TO BUILD

ALTERNATIVE ENERGY FROM WASTE

PLANT IN LaFONTAINE, INDIANA

CELEBRATION, FLORIDA September 9, 2008 (MARKET WIRE) – International Power Group (IPWG. OTCBB-OB) (“IPWG”) today announced the signing of a Joint Venture Agreement with ForeverGreen Enterprises (“FGE”) to build a facility that manufactures fuels and energy alternatives on a 60-acre site in LaFontaine, Indiana that will convert industrial, chemical and medical waste into green hydrogen, methanol and electricity.

Woodrow Crouch, IPWG’s CEO, stated, “We are excited about this joint venture with ForeverGreen Enterprises because it establishes a foothold for us in the lucrative United States Waste-to-Energy market—something that has been one of our major goals. We look forward to working with FGE in Indiana and on other projects in the future.”

Michael Kelly, FGE’s CEO, said, “The joint venture with IPWG is the beginning of what we expect to be a long and mutually rewarding relationship. IPWG offers us an excellent opportunity to accelerate the domestic and international launch of our Progressive Molecular Dissociation platform.  They will help us bring a process that cleans the environment while simultaneously producing low cost energy, fuels and industrial products to many locations within the US and the rest of the industrialized world.”

FGE will own 75% of the Joint Venture Company, and IPWG will own the remaining 25%. Construction costs for the LaFontaine plant are projected to be $227 million, with a 22-month completion date. The plant will process up to 750 tons of industrial, chemical and medical wastes per day using FGE’s Progressive Molecular Dissociation platform and IPWG’s patented Add-Power Waste-Heat-to-Energy platform. The Joint Venture Agreement contemplates multiple Waste-to-Energy projects in the United States and elsewhere, with IPWG being responsible for the provision of engineering and technical services, including but not limited to civil engineering, architectural services, project management, electrical engineering, mechanical engineering, thermal engineering, and power island engineering. Under the Joint Venture Agreement, IPWG is required to make capital contributions totaling $11,500,000, with the first payment due on September 29, 2008.

The state of Indiana has enacted legislation endorsing the FGE Progressive Molecular Dissociation platform.

Background

ForeverGreen Enterprises (“FGE”) transforms waste materials into Green Hydrogen, Methanol and other raw materials essential to alternate fuel makers, synthetic fuel producers and industrial manufacturers.  FGE is a development stage company that is transitioning into its implementation phase.  With a positive cost of goods business model, a leading gasification/synthesis technology platform and independence from natural gas and other fossil feedstocks, FGE projects will deliver outstanding economic, environmental and strategic benefits.

ForeverGreen’s technology platform is Progressive Molecular Dissociation (“PMD”).  PMD is the brand name for ForeverGreen’s gasification and gas clean-up process that employs molten media and plasma technologies.  It is capable of transforming any type of hydrocarbon or other organic material, and hydrogen bearing inorganics into a syngas that can be processed into industrial products, basic chemicals and energy resources.

International Power Group is a leader in the development and implementation of new cutting-edge technologies that maximize recycling values while providing environmentally safe disposal of solid waste and hazardous materials.  Through the application of these new technologies, solid wastes and hazardous materials can be minimized to their maximum extent while producing significant secondary benefits such as clean energy and clean water.  Founded in 2004, IPWG is a publicly traded company, listed on the US OTC market, and has established offices in the US, England, Sweden, Mexico and Egypt.

IPWG brings extensive expertise and capabilities to the Joint Venture in the areas of Waste to Energy (“WTE”) project development, power generation and systems engineering services and developmental project management.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, quotation on the OTC Bulletin Board and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

SOURCE:

International power Group, Ltd.

CONTACT:

International Power Group, Ltd.

Woodrow W. Crouch, CEO, 407-566-0318

www.i-pwg.com